Exhibit 5.2

[LETTERHEAD OF CORRERO FISHMAN HAYGOOD PHELPS WALMSLEY & CASTEIX, L.L.P.]

July 9, 2004

US Unwired Inc.

901 Lakeshore Drive

Lake Charles, Louisiana 70601

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005-1702

Re:	First Priority Senior Secured Floating Rate Notes due 2010 and 10% Second Priority Senior Secured Notes due 2012 of US Unwired Inc.

Ladies and Gentlemen:

We have acted as counsel for US Unwired Inc. (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the subsidiaries of the Company named therein as guarantors (the “Guarantors” and together with the Company, the “Issuers”) with the Securities and Exchange Commission (the “Commission”) for registration under the Securities Act of 1933, as amended (the “Act”), of (i) $125,000,000 aggregate principal amount of Series B First Priority Senior Secured Floating Rate Notes due 2010 of the Company, (ii) $235,000,000 aggregate principal amount of 10% Series B Second Priority Senior Secured Notes due 2012 (together, the “Exchange Notes”), and (iii) the unconditional guarantee of the Exchange Notes (the “Guarantees,” and together with the Exchange Notes, the “Securities”) by each of the Guarantors. The Securities will be issued pursuant to two separate indentures, each dated as of June 16, 2004 (the “Indentures”), each among the Issuers and U.S. Bank National Association, as trustee, in connection with the exchange offer set forth in the Registration Statement, pursuant to which the Securities will be issued for a like principal amount of the Company’s outstanding Series A First Priority Senior Secured Floating Rate Notes due 2010 and related Guarantees or 10% Series A Second Priority Senior Secured Notes due 2012 and related Guarantees, as the case may be.

In connection therewith, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the Securities, the Indentures and such other documents as we have deemed necessary or appropriate for the purpose of rendering this opinion.

In our examination of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies. As to certain matters of fact, we have relied upon representations of officers of the Company.

Based upon the foregoing, and subject to the qualifications stated herein, it is our opinion that:

(1) The execution and delivery by the Company of the Exchange Notes has been duly and validly authorized by all necessary corporate action on the part of the Company.

(2) The execution and delivery by the Guarantors of the Guarantees has been duly and validly authorized by all necessary corporate or comparable action on the part of the Guarantors.

(3) The execution and delivery by the Issuers of the Indentures has been duly and validly authorized by all necessary corporate or comparable action on the part of the Issuers.

Our opinion is expressly limited to the Business Corporation Law of Louisiana and the Limited Liability Company Laws of Louisiana and Georgia.

We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters,” and to the inclusion of this opinion as an exhibit to the Registration Statement. Our consent to such reference does not constitute a consent pursuant to Section 7(a) of the Securities Act, and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7(a) or under the rules and regulations of the Commission thereunder.

Yours sincerely,

/s/ Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.